Exhibit 99.1

1 May 2024

Flutter Entertainment plc (“Flutter”)

Changes to the Flutter Board of Directors and Board Committee Membership

As previously announced on 11 January 2024 and 1 March 2024 respectively, Mr. Richard Flint and Mr. David Lazzarato (Dave) decided not to seek re-election at the Annual General Meeting held this morning and therefore stepped down from the Board with effect from the conclusion of the Annual General Meeting.

Further to its announcement on 1 March 2024, Flutter also today announces the following changes to the membership of its Board Committees, which took effect from the conclusion of the Annual General Meeting held this afternoon:

•	Nancy Cruickshank has replaced David Lazzarato as Chair of the Risk and Sustainability Committee;

•	Nancy Cruickshank has replaced David Lazzarato as a member of the Audit Committee;

•	Nancy Cruickshank has stepped down as a member of the Compensation and Human Resources Committee and is replaced by Nancy Dubuc;

•	Nancy Dubuc has been appointed as a member of the Risk and Sustainability Committee; and

•	Nancy Dubuc has stepped down from the Nominating and Corporate Governance Committee.

In addition to the above changes, with effect from the conclusion of the Annual General Meeting held this morning, Nancy Dubuc has stepped down as a member of the Audit Committee.

Enquiries:

Edward Traynor

Company Secretary

edward.traynor@flutter.com